Exhibit 5.1

[●] [●], 2023

Belpointe PREP, LLC

255 Glenville Road

Greenwich, Connecticut 06831

Ladies and Gentlemen:

We have acted as counsel to Belpointe PREP, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-11 (File No. 333-[●]) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale by the Company of up to $750,000,000 in Class A units representing limited liability company interests (the “Class A units”).

For the purposes of giving this opinion, we have examined the Registration Statement and the form of Subscription Agreement attached thereto as Appendix B. We have also examined the originals, or duplicates or certified or conformed copies, of such limited liability company records, agreements, documents, and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with this opinion. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals, and the legal capacity of all individuals executing any of the foregoing documents.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Class A units to be issued by the Company pursuant to the terms of the Registration Statement will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Class A units have been issued and paid for in the manner contemplated by and upon the terms and conditions set forth in the Registration Statement and Subscription Agreement, such Class A units will be validly issued, and the purchasers thereof will not have any obligation to make payments or contributions to the Company solely by reason of such purchasers’ ownership of the Class A units.

We do not express any opinion herein concerning any law other than the Delaware Limited Liability Company Act.

We hereby consent to be named in the Registration Statement and in the related prospectus contained therein as the attorneys who passed upon the legality of the Class A units and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.

Very truly yours,

SAUL EWING LLP

DELAWARE FLORIDA ILLINOIS MARYLAND MASSACHUSETTS MINNESOTA NEW JERSEY NEW YORK PENNSYLVANIA WASHINGTON, DC A DELAWARE LIMITED LIABILITY PARTNERSHIP